Exhibit 99.2
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

For immediate release

UAL REPORTS JULY RESULTS

Operating Profit of $113 Million, a $62 Million Improvement Over July 2004
Despite $127 Million Year-Over-Year Increase in Fuel Expenses

Mainline CASM Up 5 Percent on 5 Percent Lower Capacity Year-Over-Year;
Excluding Fuel, Mainline CASM Down 5 Percent

Mainline PRASM Up 9 Percent Year-Over-Year

Updated All-Debt Exit Financing Proposals Received

CHICAGO, August 25, 2005 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its July Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating profit of $113 million for July 2005. This represents a $62 million improvement in operating profit over the same period last year, despite a 46 percent increase in fuel prices for mainline and express operations, which resulted in a $127 million increase in fuel expenses year-over-year. In July 2004, the company reported an operating profit of $51 million. The company reported a net loss of $274 million, including $350 million of largely non-cash reorganization expenses driven by renegotiated aircraft financings. Excluding reorganization expenses, the company reported a net profit of $76 million. As previously disclosed, the company will continue to record large non-cash reorganization items in the third quarter, which is typical for companies in the final stages of the bankruptcy process.

Mainline unit costs (CASM) in July increased 5 percent over the same month last year on 5 percent lower capacity. Excluding fuel, mainline unit costs in July decreased 5 percent year-over-year. Mainline passenger unit revenue (PRASM) in July increased 9 percent over the same period a year ago, outpacing the industry average.

UAL ended July with a cash balance of $2.8 billion, which included $923 million in restricted cash (filing entities only). The cash balance increased $227 million during the month of July, driven primarily by a $310 million increase in debtor-in-possession (DIP) financing and partially offset by a quarterly success sharing payment and by aircraft-related payments. UAL met the requirements of its DIP financing for the month of July.

"The year-over-year improvement in operating profit despite record fuel prices demonstrates United's significantly improved competitiveness," said Jake Brace, executive vice president and chief financial officer. "The recent agreement with the holders of public aircraft debt clears one of the last major hurdles to exiting bankruptcy. We have received updated proposals for all-debt exit financing from four financial institutions and we expect to file our Plan of Reorganization and Disclosure Statement with the Bankruptcy Court very soon. Clearly, United is well on the way to completing the Chapter 11 reorganization process and emerging as a strong competitor."

About United

United Airlines (OTCBB: UALAQ.OB) is the world's second largest airline and operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United is also a founding member of Star Alliance, which provides connections for our customers to nearly 800 destinations in 139 countries worldwide.  United's 58,500 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company's Web site at united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to comply with the terms of the DIP financing or negotiate modifications or amendments thereto as necessary; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; government legislation and regulation; the ability of the Company to maintain satisfactory labor relations, any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward--looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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